Exhibit 99.3

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JUNE 21, 2010

INVESTOR CONTACTS:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES REDEMPTION
OF 6.375% SENIOR NOTES DUE 2015

OKLAHOMA CITY, OKLAHOMA, JUNE 21, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it will redeem for cash all outstanding 6.375% Senior Notes due 2015 (CUSIP 165167BL0) on July 22, 2010.  The aggregate principal amount of the notes is $600 million and the redemption price is $1,031.88, which represents the price to be paid per $1,000 principal amount.  The final redemption price will also include accrued and unpaid interest through the redemption date.

A notice of redemption will be sent to all currently registered holders of the notes by the trustee, The Bank of New York Mellon Trust Company, N.A.  Additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon by calling toll-free 800-254-2826.

Payment of the redemption price will be made on or after July 22, 2010 upon presentation and surrender of the notes in book-entry form by transferring the notes to the trustee’s account at The Depository Trust Company in accordance with its procedures or by mail or hand delivery to The Bank of New York Mellon Trust Company, N.A., 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attention: Debt Processing Group.  Unless Chesapeake defaults in making the redemption payments, interest on the notes will cease to accrue on and after the redemption date and the only remaining right of the holders thereof is to receive the redemption payment upon surrender of the notes to The Bank of New York Mellon Trust Company, N.A.

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com.